SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                            FORM 8-K


                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934

                       ___________________


 Date of Report (Date of earliest event reported) April 14, 1997

                   BIOCONTROL TECHNOLOGY, INC.
     (Exact name of registrant as specified in its charter)



         Pennsylvania               0-10822               25-1229323
(State of other jurisdiction (Commission File Number)    (IRS Employer
      of incorporation)                               Identification No.)


      300 Indian Springs Road, Indiana, Pennsylvania 15701
    (Address of principal executive offices)       (Zip Code)


Registrant's telephone number, including area code (412) 349-1811



_________________________________________________________________
                 (Former name or former address,
                  if changes since last report.)



Item 1.   Change in Control of Registrant.
          Not applicable.

Item 2.   Acquisition or Disposition of Assets.
          Not applicable.

Item 3.   Bankruptcy or Receivership.
          Not applicable.

Item 4.   Changes in Registrant's Certifying Accountant
          Not applicable.

Item 5.   Other Events.
          On April 14, 1997, Biocontrol Technology, Inc. (NASDAQ:BICO) announced that one of its subsidiary products, PRPr oil spill cleanup product, was the subject of a main industry paper, entitled Bioaugmentation and Biostimulation: A Paradox Between Laboratory and Field Results," delivered on April 10, 1997 at the International Oil Spill Conference and Exposition held at the Ft. Lauderdale Convention Center, Ft. Lauderdale, FL. PRP is manufactured and marketed by BICO subsidiary Petrol Rem, Inc.

Item 6.   Resignation of Registrant's Directors.
          Not Applicable

Item 7. Financial Statement, Pro Forma Financial Information and Exhibits.

          (a)  Financial Statements and Businesses Acquired - Not
               Applicable.

          (b)  Pro Forma Financial Information - Not Applicable.

          (c)  Exhibits-Press Release



                           SIGNATURES

      Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                   BIOCONTROL TECHNOLOGY, INC.


                                   by /s/   Fred E. Cooper
                                            Fred E. Cooper, CEO

DATED: April 14, 1997
                              BICO
                                      BIOCONTROL TECHNOLOGY, INC.
                              2275 Swallow Hill Road, Bldg.  2500
                                            Pittsburgh, PA  15220


Press Release

Release:  Immediate

For More Information, Call:

Investors                                          Media
Diane McQuaide
Susan Taylor
1.412.429.0673  phone
1.412.279.9455 phone
1.412.279.9690  fax
1.412.279.9447 fax


    BIOCONTROL PRODUCTS GAIN RECOGNITION AND INCREASED SALES

      Pittsburgh, PA - April 14, 1997 - Biocontrol Technology, Inc. (Nasdaq:BICO) announced today that one of its subsidiary products, PRP oil spill cleanup product, was the subject of a main industry paper, entitled Bioaugmentation and Biostimulation:
A Paradox Between Laboratory and Field Results," delivered on April 10, 1997 at the International Oil Spill Conference and
Exposition held at the Ft. Lauderdale Convention Center, Ft. Lauderdale, FL. PRP is manufactured and marketed by BICO subsidiary Petrol Rem, Inc.
      Authored by Dr. Kenneth Lee, of the Marine Environmental Sciences Division, Fisheries and Oceans Canada, and collaborators, the paper describes an extensive study using PRP in an oiled beach environment. To prove the goal of the experimentation, which was to demonstrate the utility of laboratory tests in predicting the efficacy of bioremediation strategies in the field, the authors chose to use an inorganic fertilizer and a commercially available bioremediation agent
(PRP) to evaluate this important issue.
       John P. Opsasnick, Petrol Rem Vice President of Environmental Services, said, "The study concluded that `[PRP] does enhance natural biodegradation rates and it limits the transport of beached oil to more sensitive areas.'"
      The biennial Oil Spill Conference, attended by over 1,500, is the only such conference sponsored jointly by private industry and the Federal government. It is sponsored by the American Petroleum Institute, the US Environmental Protection Agency, the US Coast Guard, the International Maritime Organization and the International Petroleum Industry Environmental Conservation Association to aid development in the prevention, behavior, control, and clean up of the world's oil spills.

      Biocontrol further said today that Petrol Rem's BIO-SOKr bilge maintenance system, which consists of PRP, is steadily gaining market share with increased sales. Only on the market for about nine months, the innovative BIO-SOK is now sold in many parts of the world. Petrol Rem has established distributors for the BIO-SOK in Italy, Puerto Rico, Netherlands, Canada, England, Hong Kong, Indonesia, Malaysia, Singapore, Brunei, Australia, and New Guinea.
      The distributor agreement for Australia/New Guinea is the largest single agreement and calls for Bainbridge International in Queensland, Australia to purchase a minimum of $923,125 worth of product over a five year period.
      Petrol Rem is currently also in final negotiation with several additional domestic and foreign distributors.
     BIO-SOK bilge maintenance system, which has garnered several important industry innovation awards, is now sold in most United States coastal areas. In addition to direct sales, a network of distributors is being established and already covers 80% of the East Coast, including Florida, and the Great Lakes area. Focus is now being moved to the West Coast where one distributor has already been set. In addition, established marine accessory dealers have also begun to carry the BIO-SOK in both stores and catalogues.
      "Having begun to sell the BIO-SOK only nine short months ago, just one SOK at a time through our 800 number," said Anthony
J. Feola, chief executive officer of Petrol Rem, Inc., "it is very encouraging to see the orders now coming in by the case and pallet. In the first three months of 1997, Petrol Rem has already realized more in sales from the SOK than in all of the first six months it was on the market. Because of the increased levying of fines for discharging oil into marina waters and the easy and effective way in which BIO-SOK can prevent those fines and keep a boat bilge clean, we expect strong sales and profit in the next nine months from this completely unique product."
      100% guaranteed BIO-SOK bilge maintenance system with all natural ingredients, is available from marina shops, marine supply stores, and from the Company directly (1.800.246.2275). Depending upon the type and amount of contaminant, the SOK will last an entire boating season.
     Biocontrol Technology, Inc. has its corporate offices in Pittsburgh, PA and is involved in the development and manufacture of biomedical devices and environmental products. Petrol Rem, Inc. develops and manufactures unique oil spill response products and has offices, as well as manufacturing and warehousing facilities, in Pittsburgh, Florida